EXHIBIT 99.1

WESTERN GAS PARTNERS ANNOUNCES ACQUISITION OF INTEREST IN DELAWARE BASIN GATHERING SYSTEM

HOUSTON–(PR NEWSWIRE)– February 9, 2017 – Western Gas Partners, LP (NYSE: WES) today announced it has entered into an agreement (the “PSA”) with Williams Partners L.P. (“WPZ”) whereby WES will acquire WPZ’s 50% non-operated interest (the “DBJV Interest”) in the assets of Delaware Basin JV Gathering LLC (“DBJV”) in exchange for WES’s 33.75% non-operated interest in two natural gas gathering systems (the “Non-Operated Marcellus Systems”) located in northern Pennsylvania and $155 million in cash.
“This highly strategic transaction increases our exposure to the Delaware Basin, enables us to aggressively support our customers’ accelerating drilling plans, and advances our objective of providing sustainable distribution growth over time,” said Chief Executive Officer, Don Sinclair. “With this consolidation of ownership in DBJV, we are taking another important step in the development of our fully integrated gas gathering and processing footprint in the Permian Basin. Our ability to develop these types of asset positions has proven to be successful in generating incremental returns for our unitholders, with the DJ Basin being our most notable example.”
WES currently holds a 50% interest in, and operates, DBJV’s assets, which consist of a 577-mile natural gas gathering system serving Anadarko and third-party producers in Loving, Ward, Winkler and Reeves Counties, Texas. For the nine months ended September 30, 2016, the DBJV Interest generated $16.6 million in net income and $26.3 million in Adjusted EBITDA1. The Non-Operated Marcellus Systems consists of a 531-mile natural gas gathering system. For the nine months ended September 30, 2016, the Non-Operated Marcellus Systems generated $48.6 million in net income and $61.8 million in Adjusted EBITDA1.

[1] Please see the table at the end of this release for a reconciliation of GAAP to non-GAAP measures.

Western Gas Partners, LP (“WES”) is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation to acquire, own, develop and operate midstream energy assets. With midstream assets located in the Rocky Mountains, North-central Pennsylvania and Texas, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas, and gathering, stabilizing and transporting condensate, natural gas liquids and crude oil for Anadarko, as well as for other producers and customers.

Western Gas Equity Partners, LP (“WGP”) is a Delaware master limited partnership formed by Anadarko to own the following types of interests in WES: (i) the general partner interest and all of the incentive distribution rights in WES, both owned through WGP’s 100% ownership of WES’s general partner, and (ii) a significant limited partner interest in WES.

For more information about Western Gas Partners, LP, Western Gas Equity Partners, LP, and Western Gas Flash Feed updates, please visit www.westerngas.com.

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Western Gas Contact
Jonathon E. VandenBrand
Director, Investor Relations
832.636.6000
jon.vandenbrand@anadarko.com

Reconciliation of GAAP to Non-GAAP Measures

Below are reconciliations of net income (GAAP) to Adjusted EBITDA (non-GAAP) for the particular assets referenced in this press release, as required under Regulation G of the Securities Exchange Act of 1934. Management believes that Adjusted EBITDA is a widely accepted indicator of financial performance and is useful in assessing WES’s ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA, as defined by WES, may not be comparable to similarly titled measures used by other companies. Therefore, Adjusted EBITDA should be considered in conjunction with net income (loss) and other applicable performance measures.

Adjusted EBITDA

WES defines Adjusted EBITDA as net income, plus distributions from equity investees, non-cash equity-based compensation expense, interest expense, income tax expense, depreciation and amortization, impairments, and other expense (including lower of cost or market inventory adjustments recorded in cost of product), less gain (loss) on divestiture and other, net, income from equity investments, interest income, income tax benefit and other income.

	Nine Months Ended September 30, 2016
millions	DBJV Interest	Non-Operated Marcellus Systems
Reconciliation of Net income to Adjusted EBITDA
Net income	$16.6	$48.6
Depreciation	8.8	13.1
Non-cash impairment expense	0.9	0.1
Adjusted EBITDA	$26.3	$61.8